As filed with the Securities and Exchange Commission on January 13, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STRATA SKIN SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3986004
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5 Walnut Grove Drive, Suite 140
Horsham, Pennsylvania 19044
(215) 619-3200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert J. Moccia
Chief Executive Officer
STRATA Skin Sciences, Inc.
5 Walnut Grove Drive, Suite 140
Horsham, Pennsylvania 19044
(215) 619-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sunjeet S. Gill, Esq.
Stevens & Lee, P.C.
620 Freedom Business Center Drive, Suite 200
King of Prussia, PA 19406
(610) 205-6000
Fax: (610) 337-4374

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	358,367	$1.36	$487,379.12	$45.18
TOTAL:	358,367		$487,379.12	$45.18

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may be offered or issued in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the outstanding number of shares of Common Stock.

(2)
Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the amount of the registration fee based upon the average of the high ($1.40) and low ($1.32) sale prices for a share of the registrant’s common stock on January 10, 2022, as reported on the Nasdaq Capital Market, which is a date within five business days prior to the filing of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective.

SUBJECT TO COMPLETION, DATED January 13, 2022

STRATA Skin Sciences, Inc.

358,367 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 358,367 shares of our common stock, $0.001 par value per share, by the selling stockholder described herein.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SSKN.”  On January 12, 2022, the last reported sale price of our common stock on the Nasdaq Capital Market was $1.54 per share.

All of the shares of common stock offered hereby were issued by us on January 10, 2022 in connection with an asset purchase agreement entered into on such date with Theravant Corporation related to the acquisition of substantially all of the assets of Theraclear acne treatment device product line.  We will not receive any proceeds from the sale or distribution of the common stock by the selling stockholder.  The registration of the shares covered by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling stockholder.  The timing and amount of any sale is within the selling stockholder’s sole discretion, subject to certain restrictions.  The selling stockholder may sell the shares described in the prospectus in a number of different ways and at varying prices.  For additional information about how the selling stockholders may sell their shares of common stock, you should refer to the section entitled “Plan of Distribution” in this prospectus.  The shares offered by this prospectus and any prospectus supplement may be offered by the selling stockholder directly to investors or to or through underwriters, dealers, or other agents.  If any underwriters or agents are involved in the sale of any shares with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable commissions or discounts and over-allotment options will be set forth in a prospectus supplement.

We are registering the offer and sale of the common stock by the selling stockholders to satisfy certain registration rights we have granted to the selling stockholder.  We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of shares by the selling stockholder.

Investing in our common stock involves significant risks.  You should carefully consider the risk factors beginning on page 10 of this prospectus and the risk factors incorporated by reference into this prospectus before purchasing any of the shares offered by this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is   , 2022

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

This prospectus relates to shares of our common stock which the selling stockholder named in this prospectus may sell from time to time.  We will not receive any of the proceeds from these sales.  We have agreed to pay the expenses incurred by us in registering these shares.

You should rely only on the information contained in, or incorporated by reference into, this prospectus.  Neither we nor any agent have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  If anyone provides you with different or inconsistent information, you should not rely on it.  Neither we nor any agent is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus or any other offering materials are accurate as of any date other than the date on the front of each document, regardless of the time of delivery of this prospectus or any sale of securities.  Our business, financial condition, results of operations and prospects may have changed since then.

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful.  This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”).  The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus.  That registration statement can be read at the SEC website or at the SEC’s offices listed under the heading “Where You Can Find More Information.”  You should also read this prospectus together with the additional information described under “Where You Can Find More Information” and “Incorporation of Information by Reference.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein, other than statements of historical facts, that address future activities, events or developments are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  These statements often contain the words “may,” “could,” “should,” “would,” “plan,” “seek,” “likely,” “potential,” “will,” “believe,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” and similar expressions, although not all forward-looking statements contain these words.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including statements relating but not limited to:

•	forecasts of future business performance, consumer trends and macro-economic conditions;
•	descriptions of market, competitive conditions, and competitive product introductions;
•	descriptions of plans or objectives of management for future operations, products or services;
•	actions by the FDA or other regulatory agencies with respect to our products or product candidates;
•	changes to third-party reimbursement of laser treatments using our devices;
•	our estimates regarding the sufficiency of our cash resources, expenses, capital requirements and needs for additional financing and our ability to obtain additional financing;
•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;
•	anticipated results of existing or future litigation;
•	our ability to grow an at-home phototherapy business;
•	health emergencies, the spread of infectious disease or pandemics;
•	our ability to protect our business against cybersecurity threats;
•	our ability to attract and retain key members of our management team;
•	our ability to successfully grow by acquisition as well as organically;
•	descriptions or assumptions underlying or related to any of the above items; and
•	other factors.

i

These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances.  However, whether actual results will conform to the expectations and predictions of management is subject to a number of risks and uncertainties that may cause actual results to differ materially.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control.  Our forward-looking statements are based on the information currently available to us and speak only as of the date of this prospectus, the date on the cover of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us.  Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders.  We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus under the caption “Risk Factors” as well as in our most recent Annual Report on Form 10‑K, including without limitation under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other documents that we may file with the SEC, all of which you should review carefully.  Please consider our forward-looking statements in light of those risks as you read this prospectus, documents incorporated herein by reference and in other documents that we may file with the SEC.

INDUSTRY AND MARKET DATA

This prospectus contains and incorporates by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties.  Although we believe these third-party sources are reliable, we have not independently verified the information.  Except as may otherwise be noted, none of the sources cited in this prospectus has consented to the inclusion of any data from its reports, nor have we sought their consent.  In addition, some data are based on our good faith estimates.  Such estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as our own management’s experience in the industry, and are based on assumptions made by us based on such data and our knowledge of such industry and markets, which we believe to be reasonable.  However, none of our estimates have been verified by any independent source.  See “Special Note Regarding Forward-Looking Statements” above.

TRADEMARKS

STRATAPEN®, XTRAC®, XTRAC S3®, VTRAC®, MELAFIND®, THERACLEAR®, and PHAROS® are our registered trademarks.  These trademarks are important to our business.  Although we may have omitted the “®” or “TM” trademark designation for such trademarks in this prospectus, all rights to such trademarks are nevertheless reserved.  Unless otherwise noted, other trademarks used in this prospectus are the property of their respective holders.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information that may be important to you.  You should read the more detailed information contained in this prospectus, including but not limited to, the risk factors beginning on page 10.

Unless the context requires otherwise, in this prospectus, the terms “STRATA,” the “Company,” “we,” “us,” “our” and similar terms refer to STRATA Skin Sciences, Inc. and its subsidiary, PhotoMedex India Private Limited.

          Business Overview

We are a medical technology company in dermatology dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions.  Our products include the XTRAC® and now Pharos® excimer lasers and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions.  We have recently acquired the Theraclear acne treatment device to broaden our opportunity with expansion potential into the acne care market.

          Recent Developments

Pharos Business.  On August 16, 2021, we acquired (the “Pharos Transaction”) certain assets and certain liabilities related to the Pharos U.S. dermatology business (the “Pharos Business”) of Ra Medical Systems, Inc., a Delaware corporation (“Ra Medical”), pursuant to the terms and conditions of an Asset Purchase Agreement (the “Pharos Purchase Agreement”) entered into between us and Ra Medical.  The purchase price paid by us to Ra Medical was equal to $3.7 million, in cash, and the assumption of certain liabilities of Ra Medical related to the Pharos Business.

The Pharos Purchase Agreement contains customary representations and warranties related to the Pharos Business and the Pharos Transaction.  Both parties agreed to certain post-closing covenants with respect to the Pharos Business as set forth more fully in the Pharos Purchase Agreement.  For seven years following the closing, Ra Medical agreed to non-competition and non-solicitation restrictive covenants in favor of us.

Both parties have agreed to indemnify the other party for losses arising from certain breaches of the Pharos Purchase Agreement and other liabilities, subject to certain limitations.

In connection with the closing of the Pharos Transaction, both parties entered into certain additional ancillary documents, including a services agreement (the “Services Agreement”) and certain other customary agreements.  Pursuant to the Services Agreement, Ra Medical has agreed to provide a number of services to us, including, but not limited to, providing chambers, spare parts and consumables; training our field service and customer service teams; customer, telephonic and software support; and technical and regulatory consulting services. These services are provided on an as-needed basis, as our field service technicians will provide on-site service to Pharous users.

MidCap Financing.  On September 30, 2021, we completed an $8.0 million senior secured financing (the “Senior Financing”) with MidCap Financial Trust (“MidCap”), of which the full amount was drawn by us on September 30, 2021.  Borrowings under the facility bear interest at a rate per annum equal to LIBOR (with a LIBOR floor rate of 0.50%) plus 7.50%.  In connection with this financing, we repaid $7.275 million, plus interest due, on our loan with Israel Discount Bank of New York and $500,000, plus interest, satisfying its obligations under our loan from the United States Small Business Administration pursuant to its Economic Injury Disaster Loan assistance program.  As a result, we had no outstanding borrowings from either lender.  On September 30, 2021, in connection with the financing with MidCap, we also issued a warrant, with a ten-year term, to purchase 373,626 shares of our common stock to an affiliate of MidCap and agreed to register the shares issuable thereunder pursuant to the terms and conditions of a registration rights agreement.

Theraclear Acquisition.  On January 10, 2022, we acquired (the “Theraclear Transaction”) certain assets and certain liabilities related to the Theraclear devices (the “Theraclear Business”) from Theravant Corporation, a Delaware corporation (“Theravant”), pursuant to the terms and conditions of an Asset Purchase Agreement (the “Theraclear Purchase Agreement”) entered into between us, Theravant and certain other parties thereto.  The purchase price paid by us to Theraclear was equal to $500,000 in cash, 358,367 shares of the Company’s common stock, earnout opportunities payable in cash, and the assumption of certain liabilities of Theravant related to the Theraclear Business.

We and Theravant also agreed to the following cash earnout opportunities payable by us: (i) $1,000,000 upon the earlier of (a) the achievement of $10 million in net revenues (as such term is defined in the Theraclear Purchase Agreement) during any 12-month rolling period, or (b) the third anniversary of the launch of the device; (ii) if the first earnout is achieved, $1,000,000 upon the achievement of $12.5 million in net revenues during the 12-month rolling period beginning in the first month following the month in which the first earnout is earned; (iii) if the second earnout is achieved, a cash earnout opportunity of $1,000,000 upon the achievement of $15 million in net revenues during the 12-month rolling period beginning in the first month following the month in which the second earnout is earned; (iv) an additional cash earnout commencing with the first full calendar quarter in which the Company collects revenues from commercial sales of the Theraclear Device (as such term is defined in the Theraclear Purchase Agreement) equal to (a) 20% of gross profit (as such term is defined in the Theraclear Purchase Agreement) from U.S. sales until such time as the aggregate payments pursuant to this clause equal $5 million, (b) thereafter 15% of gross profit from U.S. sales until such time as the aggregate payments pursuant to this clause and clause (a) above equal $10 million; and (c) thereafter 10% of gross profit from U.S. sales until such time as the aggregate payments pursuant to this clause and clauses (a) and (b) above equal $20 million; at which time we shall have no further payment obligations; provided further, that we shall have no obligation to make any payment pursuant to clause (iv) following the seventh anniversary of the closing.  In addition, we shall pay Theravant, on a quarterly basis, an amount equal to 25% of the non-U.S. gross profit for four years following the closing.

The Theraclear Purchase Agreement contains customary representations and warranties related to the Theraclear Business and the Theraclear Transaction.  Both parties agreed to certain post-closing covenants with respect to the Theraclear Business as set forth more fully in the Theraclear Purchase Agreement.  For five years following the closing, Theravant and certain of its principals agreed to non-competition, non-solicitation and non-disparagement restrictive covenants in favor of us.

Both parties have agreed to indemnify the other party for losses arising from certain breaches of the Theraclear Purchase Agreement and other liabilities, subject to certain limitations.

In connection with the closing of the Theraclear Transaction, both parties entered into certain additional ancillary documents, including a transition services agreement, a development agreement (the “Development Agreement”) and certain other customary agreements.  Pursuant to the Development Agreement, we have agreed to pay certain milestone payments to Theravant in connection with the timely development, launch and sales of devices related to the removal of acne scarring, neck line and tattoos, achieving net revenue targets within an agreed upon period of time and other conditions.  We would pay a milestone payment of $500,000 in connection with the development of a device for each of the three separate treatments, with an additional $500,000 payable upon the achievement of certain net revenue targets with respect to each such treatment.  There are other milestones under which Theravant may earn up to an additional $1,000,000.

          XTRAC and Pharos Systems and VTRAC Systems

The XTRAC and Pharos excimer laser technology emits highly concentrated UV light targeted primarily towards autoimmune dermatological skin disorders such as psoriasis, vitiligo, atopic dermatitis, and eczema, among others.  The XTRAC system received U.S. Food and Drug Administration (“FDA”) clearance in 2000 and the Pharos in 2004 and excimer laser has since become a widely recognized treatment for psoriasis, vitiligo and other skin diseases.  Psoriasis and vitiligo alone affect up to 13 million people in the U.S. and 190 million people worldwide.  VTRAC is a UV light lamp system that works in much the same way as the XTRAC.  It received FDA clearance in August 2005 and Conformité Européenne (“CE”) mark approval in January 2006 and has been marketed exclusively in international markets.

Present in natural sunlight, ultraviolet B (“UVB”) is an accepted psoriasis treatment that penetrates the skin to slow the growth of damaged skin cells thereby placing the disease into remission for a period of time.  Studies have shown that the remission time can last three to six months or longer.  In our XTRAC system, our targeted therapy approach delivers optimum amounts of UVB light directly to skin lesions, sparing healthy tissue.  Many peer reviewed studies have proven that the XTRAC excimer laser can clear psoriasis faster and produce longer remissions than other UVB modalities, resulting in fewer treatments to produce the desired result.

We currently market four XTRAC excimer models.  In October 2018, we announced the launch of XTRAC S3®, which, as compared to previous XTRAC generations, is smaller, faster and has a new user interface.  In January 2020, we announced the FDA granted clearance for our XTRAC Momentum Excimer Laser System platform.  This clearance is the first full platform clearance since 2008.  Momentum has an increased power range to improve patient safety and treatment efficiency; a new and exclusive proprietary short-hair tip, providing ease of use in difficult-to-treat scalp psoriasis; and an enhanced user interface and database.  We continue to market the XTRAC Velocity, our third-generation laser and the XTRAC Ultra Plus, which is also a highly effective model marketed primarily in certain international markets.  The Momentum, S3, Velocity and the Ultra Plus are capable of treating mild, moderate and severe psoriasis, vitiligo, atopic dermatitis and leukoderma.

The XTRAC excimer laser is marketed in the U.S. mainly under a recurring revenue model in which we place the system in the physician’s office for no upfront charge and generate our revenue on a per-use basis.  We estimate that there are over 1,000 XTRAC lasers in use in the U.S., of which 832 systems were, as of December 31, 2020, included in our recurring revenue model.  The Pharos business provides the opportunity to for us to convert the customer base to our recurring revenue model.  The target U.S. audience for XTRAC lasers comprises approximately 3,500 dermatologists who perform disease management.  Until 2019, in markets outside the U.S. the XTRAC laser had been marketed primarily as a capital sale through a master international distributor to distributors in over twenty-five countries.  The VTRAC is marketed exclusively in international markets through the same master international distributor.

Since 2019, we have been transitioning our international equipment sales through our master distributor to a direct distribution model for equipment sales and recurring revenue on a country by country basis.  We have signed contracts in Korea (in 2019), Japan (in 2020), and China (in January 2021).

Studies have concluded that XTRAC treatment leads to significant improvement in psoriasis plaques and severity scores in as few as six to ten treatments.  Treatment protocols recommend that patients receive two treatments per week with a minimum of 48 hours between treatments.  Our data shows that treatment with XTRAC excimer lasers has an 89% efficacy rate and produces only minimal side effects.  In support of its clinical effect, the XTRAC excimer lasers have been cited in over 45 clinical studies and research programs, with findings published in peer-reviewed medical journals around the world.  The XTRAC excimer laser has also been endorsed by the National Psoriasis Foundation, and its use for psoriasis is covered by nearly all major insurance companies, including Medicare.  XTRAC treatment is a reimbursable procedure for psoriasis under three Current Procedural Terminology (“CPT”) codes.  There are three applicable CPT codes that differ based on the total skin surface area being treated.  Insurance Reimbursement to physicians varies based upon insurance company and location.  The national CPT code reimbursement established by the Center for Medicaid Services (“CMS”), which forms the basis for most insurance companies’ reimbursement levels, ranges for the three codes between $160 per treatment to $250 per treatment.  (See “Third Party Reimbursement” below.)

          Psoriasis, the disease

The World Health Organization describes psoriasis as a chronic, noncommunicable, painful, disfiguring and disabling disease for which there is no cure, which generates a great negative impact on patients’ quality of life.  It manifests itself in many forms and typically causes raised, red, scaly patches that appear on the skin and may cause itchiness, burning or stinging.  Psoriasis is also associated with other serious health conditions such as diabetes, heart disease and depression.

Psoriasis Treatment Options

There are essentially three main types of psoriasis treatments, as listed below:

Topical therapies:
These can include corticosteroids, vitamin D3 derivatives, coal tar, anthralin and retinoids, among others, that are sold as a cream, gel, liquid, spray, or ointment.  The efficacy of topical agents varies from person to person, although these products are commonly associated with a loss of potency over time as people develop resistance.

Phototherapy:	This is the area in which we operate. Our XTRAC Excimer Systems are FDA-cleared, reimbursed by insurance, and exhibit none of the significant side-effects associated with some alternative therapies.
Systemic medications:
There are a number of prescription medications available for psoriasis, which are given either by mouth or as an injection.  The popularity and use of these medications are growing significantly, notwithstanding their cost and their potentially severe side-effects.

XTRAC excimer lasers are particularly significant and beneficial for mild to moderate psoriasis patients who prefer a noninvasive treatment approach without the side effects of invasive, systemic agents, or to patients who have developed a resistance to topical agents.  In many cases, patients treated with topical or systemic therapies are also candidates for phototherapy.

          Using the XTRAC and Pharos Excimer Lasers to Treat Vitiligo and Other Skin Diseases

UV light therapy is considered to be an effective and safe treatment for many skin disorders beyond psoriasis.  To this effect, the XTRAC technology is FDA cleared for the treatment of not only psoriasis but also vitiligo (a skin pigment deficiency), atopic dermatitis (eczema) and leukoderma, which is a localized loss of skin pigmentation that occurs after an inflammatory skin condition such as a burn, intralesional steroid injection, or post dermabrasion.

XTRAC technology for vitiligo patients typically requires more therapy sessions than for psoriasis but is dependent on the severity of the disease.  In the treatment of vitiligo, we believe the XTRAC functions to reactivate the skin’s melanocytes (the cells that produce melanin), which causes pigment to return.  To date, there is not sufficient data to confirm how long patients can expect their vitiligo to be in remission after XTRAC therapy.  Based on anecdotal reports, we believe that re‑pigmentation may last for several years.  Historically, vitiligo treatments had been considered cosmetic procedures by insurance companies, and as such were not reimbursed.  However, over the past several years, there has been a significant increase in insurance coverage for these procedures and we estimate that currently approximately 76% of insurers consider XTRAC treatments to be medically necessary for the treatment of vitiligo and therefore provide coverage.

We believe that several factors have limited the growth of the use of XTRAC treatments from those who suffer from psoriasis and vitiligo.  Specifically, we believe that awareness of the positive effects of XTRAC treatments has not been high enough among both sufferers and providers; and that the treatment regimen requiring sometimes up to 12 or more treatments has limited XTRAC use to certain patient populations.  Addressing the lack of knowledge issue, we have a direct to patient advertising campaign aimed at motivating psoriasis and vitiligo patients to seek out XTRAC treatments from our physician partners.  Specific advertisements encourage prospective patients to contact our patient advocacy center via telephone or web site, wherein we provide information on the treatment and insurance coverage, and ultimately we can schedule an appointment for the prospective patient to be evaluated by a physician within our customer network, convenient to their location, to determine if they would benefit from XTRAC treatments.

          STRATAPEN

In January 2017, we entered into an OEM agreement with Esthetic Education, LLC to private label the STRATAPEN device.  STRATAPEN® MicroSystems is a micropigmentation device that provides advanced technology offering exceptional results.  This contract expired in January 2020, but we continue to sell this product on a purchase order basis.

          Competition

Our XTRAC product line competes with pharmaceutical compounds and methodologies used to treat an array of skin conditions.  Such alternative treatments may be in the form of topical products, systemic medications, and phototherapies from both large pharmaceutical and smaller devices companies.  Our major competitors for dermatological solutions include The Daavlin Company, National Biologic Corporation, and pharmaceutical companies producing topical products and systemic and biologic medications.  Currently, our XTRAC system is believed to be a competitive therapy to alternative treatments on the basis of its recognized clinical effect, minimal side effect profile, cost-effectiveness and reimbursement.

          Manufacturing

We manufacture our XTRAC products at our 17,000 sq. ft. facility in Carlsbad, California.  Our California facility is certified as ISO 13485 compliant.  ISO 13485 is an International standardization written by the International Organization for Standardization, which publishes requirements for a comprehensive quality management system for the design and manufacture of medical devices.  Certification to the standard is awarded by accredited third parties.  We believe that our present manufacturing capacity at these facilities is sufficient to meet foreseeable demand for our products.

          Research and Development Efforts

Our research and development team, including engineers, consists of approximately four employees.  We conduct research and development activities at our facility located in Carlsbad, California.  Currently, our research and development efforts are focused on the application of our XTRAC system for the treatment of inflammatory skin disorders.

          Intellectual Property

Our policy is to protect our intellectual property by obtaining U.S. and foreign patents to protect technology, inventions and improvements important to the development of our business.  As of December 31, 2020, 26 issued U.S. patents are in force, and many of these patents have foreign counterparts issued and pending.  Of those issued, 10 U.S. patents and one German patent relate to the XTRAC and VTRAC product lines and eighteen U.S. patents.  Additionally, the Company maintains 16 patents from Mela Sciences, Inc. related to the MelaFind product.

We also rely on trade secrets and technical know-how in the manufacture and marketing of our products.  We require our employees, consultants and contractors to execute confidentiality agreements with respect to our proprietary information.

In February 2021, the license for the exclusive rights for patents related to the delivery of treatment to vitiligo with the Icahn School of Medicine at Mount Sinai expired.  We do not believe that this will have a material impact on our business.

We believe that our patented methods and apparatus, together with proprietary trade-secret technology and registered trademarks, give us a competitive advantage; however, whether a patent is infringed or is valid, or whether or not a patent application should be granted, are all complex matters of science and law, and therefore, we cannot be certain that, if challenged, our patented methods and apparatus and/or trade-secret technology would be upheld.  If one or more of our patented methods, patented apparatus or trade-secret technology rights, or our trademark rights, are invalidated, rejected or found unenforceable, that could reduce or eliminate any competitive advantage we might otherwise have had.

          Third-Party Reimbursement

Our ability to market our phototherapy products successfully depends in large part on the extent to which various third parties are willing to reimburse patients or providers for the cost of medical procedures utilizing our treatment products.  These third parties include government authorities, private health insurers and other organizations, such as health maintenance organizations.  Third-party payers are systematically challenging the prices charged for medical products and services.  They may deny reimbursement if they determine that a prescribed device is not used in accordance with cost-effective treatment methods as determined by the payer, or is experimental, unnecessary or inappropriate.  Accordingly, if less costly drugs or other treatments are available, third-party payers may not authorize, or may limit, reimbursement for the use of our products, even if our products are safer or more effective than the alternatives.  Additionally, they may require changes to our pricing structure and revenue model before authorizing reimbursement.

Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis.  Many international markets have government-managed healthcare systems that control reimbursement for new devices and procedures.  In most markets, there are private insurance systems, as well as government-managed systems.  Our XTRAC products remain substantially without approval for reimbursement in many international markets under either government or private reimbursement systems.  To date, patients of the Theraclear products have had limited success in obtaining third party reimbursement for such treatments.

Many private plans key their reimbursement rates to rates set by the CMS under three distinct CPT codes based on the total skin surface area being treated.

As of December 31, 2020, the national rates were as follows:

•	96920 – designated for: the total area less than 250 square centimeters. CMS assigned a 2020 national payment of $166.37 per treatment;
•	96921 – designated for: the total area 250 to 500 square centimeters. CMS assigned a 2020 national payment of $182.25 per treatment; and
•
96922 – designated for:  the total area over 500 square centimeters.  CMS assigned a 2020 national payment of $248.66 per treatment.  The national rates are adjusted by overhead factors applicable to each state.

          Customers

Domestically, our customers consist of dermatologists and dermatological group clinics who partner with us in our recurring revenue model.  As of December 31, 2020, we have 832 partner clinics throughout the United States.

Internationally, we have been transitioning our international equipment sales through our master distributor to a direct distribution model for equipment sales and recurring revenue on a country by country basis.  We have signed contracts in Korea (in 2019), Japan (in 2020) and China (in January 2021).  The change from equipment sales to a recurring revenue business model, internationally, will decrease sales in the short term, but will increase overall sales in the long term.

          Our Corporate Information

Our principal executive offices are located at 5 Walnut Grove Drive, Suite 140, Horsham, Pennsylvania 19044, and our telephone number is (215) 619‑3200.  We maintain an Internet website at www.strataskinsciences.com.  Information on or accessible through our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

We were incorporated in the State of New York in 1989 under the name Electro-Optical Sciences, Inc. and subsequently reincorporated under the laws of the State of Delaware in 1997.  In April 2010, we changed our name to MELA Sciences, Inc.  On January 5, 2016, we changed our name to STRATA Skin Sciences, Inc.

THE OFFERING

The following summary contains basic terms about this offering and our common stock and is not intended to be complete.  It may not contain all of the information that is important to you.  You should read the more detailed information contained in this prospectus, including, but not limited to, the risk factors beginning on page 10.  For a more complete description of the terms of the common stock, see “Description of our Capital Stock.”

Issuer	STRATA Skin Sciences, Inc.
Securities Offered by the Selling Stockholders	358,367 shares of common stock.
Common stock outstanding(1)	34,723,046 shares of common stock
Offering Plan
Selling stockholders may sell the shares of common stock from time to time in various ways at different prices, including prevailing market prices in the public market or in negotiated transactions.  See the section titled “Plan of Distribution” in this prospectus.

Use of Proceeds	We will not receive any of the proceeds from the sale of shares to be offered by the selling stockholder. See the section titled “Use of Proceeds” in this prospectus.
Dividend Policy for Common Stock	We do not anticipate paying cash dividends on our common stock in the foreseeable future.
(1)
The number of shares of common stock to be outstanding immediately after this offering as shown above is based on 34,364,679 shares of common stock outstanding as of December 31, 2021.  The number of outstanding shares excludes 3,938,613 shares of common stock reserved for issuance pursuant to grants under our Equity Incentive Plan, 3,878,314 shares of common stock reserved for future issuance under our Equity Incentive Plan, 373,626 shares of common stock reserved for issuance pursuant to a warrant, with a ten-year term, issued to an affiliate of MidCap and shares of common stock issued pursuant to an equity distribution agreement with Ladenburg Thalmann & Co. Inc. (Ladenburg).

Listing	Our common stock is listed on the Nasdaq Capital Market under the symbol “SSKN.”
Risk Factors
Our business is subject to substantial risk.  Please carefully consider the “Risk Factors” section of this prospectus and other information included and incorporated by reference in this prospectus, including, but not limited to, the “Risk Factors” in our Annual Report on Form 10‑K for the year ended December 31, 2020 (together with any material changes thereto contained in any subsequent filed Quarterly Reports on Form 10‑Q), for a discussion of the factors you should consider carefully before deciding to purchase these securities.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.  You should be able to bear a complete loss of your investment.

RISK FACTORS

Investing in our securities involves a high degree of risk.  You should carefully consider and evaluate all of the information contained in this prospectus and in the documents we incorporate by reference into this prospectus, including our consolidated financial statements and accompanying notes and the information under the heading “Risk Factors” in our most recent annual report on Form 10-K, before you decide to purchase our securities.  See the section of this prospectus entitled “Incorporation of Certain Information by Reference.”  The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones we face.  Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business, business prospects, results of operations or financial condition.  Any of the risks and uncertainties set forth herein and the documents incorporated by reference herein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus could materially and adversely affect our business, results of operations and financial condition.  The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment.

          Risks Related to this Offering and Ownership of Shares of Our Common Stock

          The market for our common stock may not provide investors with adequate liquidity.

Our common stock is listed on the Nasdaq Capital Market.  However, the trading market for our common stock may not be maintained and may not provide investors with adequate liquidity.  The liquidity of the market for our common stock depends on a number of factors, including prevailing interest rates, our financial condition and operating results, the number of holders of our common stock, the market for similar securities and the interest of securities dealers in making a market in our common stock.  We cannot predict the extent to which investor interest in our Company will maintain the trading market in our common stock, or how liquid that market will be.  If an active market is not maintained, investors may have difficulty selling shares of our common stock.

          The market price of our common stock is variable and could be substantially affected by various factors.

The market price of our common stock could be subject to wide fluctuations in response to numerous factors.  These fluctuations could cause you to lose all or part of your investment in our common stock since you might be unable to sell your shares at or above the price you paid in this offering.  The price of the common stock that will prevail in the market after this offering may be higher or lower than before this offering depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.

These factors include, but are not limited to, the following:

•	shift in our investor base;
•	general economic and financial market conditions;
•	government action or regulation;
•	changes in accounting standards, policies, guidance, interpretations or principles;
•	changes to the market and industry conditions as a result of the recent global outbreak of the COVID‑19 coronavirus;
•	the financial condition, operations, stock price performance and prospects of our competitors;
•	announcements by us or our competitors of significant acquisitions, dispositions or software developments;
•	changes in financial estimates or recommendations by securities analysts with respect to us or our competitors in our industry;
•	our issuance of preferred equity and/or debt securities; and
•	actual or anticipated variations in annual and quarterly operating results of us and our competitors.

As a result of these and other factors, investors who purchase our common stock in this offering may experience a decrease, which could be substantial and rapid, in the market price of our common stock, including decreases unrelated to our operating performance or prospects.

          Future sales of substantial amounts of our common stock or other securities, or the possibility that such sales could occur, could adversely affect the market price of our common stock.

We cannot predict the effect, if any, that future issuances or sales of our common stock or other securities will have on the market price of our common stock.  Issuances or sales of substantial amounts of our common stock, preferred stock, warrants, or debt securities convertible into or exercisable or exchangeable for common stock, or the perception that such issuances or sales might occur, could negatively impact the market price of our common stock and the terms upon which we may obtain additional equity financing in the future.

          Your percentage ownership will be further diluted in the future.

Your percentage ownership in our common stock will be diluted in the future because of equity awards that we expect will be granted to our directors, officers and employees.  Our Equity Incentive Plan provides for the grant of equity-based awards, including restricted stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards to our directors, officers and other employees, advisors and consultants.  In October 2021, we entered into an equity distribution agreement with Ladenburg pursuant to which we may sell up to $11.0 million of our common stock in registered “at-the-market” offerings.  The shares will be offered at prevailing market prices.  As a result of shares sold thereunder, your percentage ownership in our common stock will be diluted in the future.

          We will not receive any of the proceeds from the sale of the shares in this offering.

We will not receive any of the proceeds from the sale of the shares in this offering.  The shares in this offering were issued by us in connection with the Theraclear Transaction.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholder.  We will not receive any of the proceeds from the sale of these shares.

SELLING STOCKHOLDERS

The shares of our common stock being offered by the selling stockholder are those 358,367 shares of common stock that we issued on January 10, 2022 pursuant to the terms and conditions of the Theraclear Purchase Agreement.  This prospectus generally covers the resale of the shares of common stock issued thereunder.  The selling stockholder may resell, from time to time, all, some or none of the shares of our common stock covered by this prospectus, as provided in this prospectus under “Plan of Distribution.”  However, we do not know when or in what amount the selling stockholder may offer their shares for sale under this prospectus, if any.

The following tables set forth the name and address of the selling stockholder, the number of shares beneficially owned by such selling stockholder and the number of shares to be offered by such selling stockholder pursuant to this prospectus.  The tables also provide information regarding the beneficial ownership of our common stock with respect to such selling stockholder, as adjusted to reflect the assumed sale of all of the shares of common stock offered under this prospectus by such selling stockholder.  Information concerning the selling stockholder may change from time to time and, if necessary, we will supplement this prospectus accordingly.  In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding any shares of our common stock that such person has the right to acquire within 60 days of the date of this prospectus.  Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Beneficial ownership as shown in the following table has been determined in accordance with the rules of the SEC.

As of December 31, 2021, there were 34,364,679 shares of our common stock outstanding.

Name and Address of Selling Stockholder	Common Shares Beneficially Owned Prior to This Offering		Common Shares Beneficially Owned After This Offering
	Number	Percentage	Number	Percentage
Theravant Corporation(1) 455 N Canyons Pkwy Livermore, CA 94551	358,367	1.03%	0	0%
Total of Selling Stockholder:	358,367	1.03%	0	0%

(1)  Each of Francesco Lucarelli, Ashish Bhatia, James Bland and Robert Anderson are directors of Theravant and have voting control and investment discretion over the shares of common stock reported herein that are held by Theravant.  As a result, Messrs. Lucarelli, Bhatia, Bland and Anderson may be deemed to have beneficial ownership of the securities reported herein that are held by Theravant. Theravant acquired the shares of common stock as partial consideration for the sale of Theraclear Business and at the time of its acquisition of the shares of common stock described herein, Theravant did not have any arrangements or understandings with any person to distribute such shares of common stock.

DESCRIPTION OF OUR CAPITAL STOCK

          General

The following description of the material provisions of our capital stock (which includes a description of securities we may offer pursuant to the registration statement of which this prospectus, as the same may be supplemented, forms a part) does not purport to be complete and is based on and qualified by our Certificate of Incorporation, as amended and restated (the “Charter”), our Bylaws, and our Warrant Agreement to Purchase Shares of the Common Stock of STRATA Skin Sciences, Inc., dated as of September 30, 2021, between us and MidCap Funding XXVII Trust (“Warrant Agreement”), each of which is incorporated by reference in the registration statement of which this prospectus is a part.  The summary below is also qualified by reference to provisions of the Delaware General Corporation Law (“DGCL”).

Our authorized capital stock consists of 160,000,000 shares, consisting of 150,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.10 par value per share.  As of December 31, 2021, our outstanding common stock consists of 34,364,679 shares of common stock, and no shares of preferred stock.  These figures do not include (i) securities that may be issued upon exercise or vesting of our outstanding derivative securities including our options to purchase shares of common stock and restricted stock units under our equity incentive plans and a stock purchase warrant, and (ii) 358,367 shares of common stock issued to Theravant pursuant to the Theraclear Purchase Agreement.

We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $25,000,000 in the aggregate of:

•	common stock;
•	preferred stock;
•
secured or unsecured debt securities consisting of notes, debentures or other evidences of indebtedness which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, each of which may be convertible into equity securities;

•	warrants to purchase our securities;
•	rights to purchase our securities; or
•	units comprised of, or other combinations of, the foregoing securities.

We may issue the debt securities as exchangeable for or convertible into shares of common stock, preferred stock or other securities.  The preferred stock may also be exchangeable for and/or convertible into shares of common stock, another series of preferred stock or other securities.  The debt securities, the preferred stock, the common stock and the warrants are collectively referred to in this prospectus as the “securities.”  When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

          Common Stock

As of December 31, 2021, there were 34,364,679 shares of common stock issued and outstanding.  The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

          Voting Power

Except as otherwise required by law or as provided in any certificate of designation for any series of Preferred Stock, the holders of common stock possess all the voting power for the election of our directors and all other matters requiring stockholder action.  Holders of common stock are entitled to one vote per share held of record on matters to be voted on by stockholders.

          Dividends

Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions, provided that such holder is not an Unsuitable Person (as defined below).

          Liquidation, Dissolution and Winding-Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of our common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of our creditors and the rights of holders of Preferred Stock, if any, have been satisfied.

          Preemptive or Other Rights

There are no sinking fund provisions applicable to the common stock.  Our stockholders have no preemptive or other subscription rights.

          Preferred Stock

Our board of directors has the authority to issue up to an aggregate of 10,000,000 shares of Preferred Stock in one or more series, and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof or thereon, without any further vote or action by the stockholders.  No shares of Preferred Stock are outstanding as of the date hereof.

You should refer to any filing with the SEC relating to the series of preferred stock being offered for the specific terms of that series, including:

•	the title of the series and the number of shares in the series;
•	the price at which the preferred stock will be offered;
•
the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;
•
the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered, including any restrictions on the foregoing as a result of arrearage in the payment of dividends or sinking fund installments;

•	the liquidation preference per share;
•
the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•
the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;
•	a discussion of any material federal income tax considerations applicable to the preferred stock being offered;
•	any preemptive rights;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;
•
any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

Any preferred stock terms selected by our board of directors could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and power, including voting rights, of the holders of our common stock without any further vote or action by the stockholders.  The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future.  The issuance of preferred stock could also have the effect of delaying or preventing a change in control of our company or make removal of management more difficult.

          Certain Anti-Takeover Provisions of Our Charter and Bylaws and Certain Provisions of Delaware Law

Our Charter and Bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors.  These provisions include:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•
the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;

•
the ability of our board of directors to determine whether to issue shares of our Preferred Stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	limiting the liability of, and providing indemnification to, our directors and officers;
•	specifying the Court of Chancery of the State of Delaware as the exclusive forum for adjudication of disputes;
•	controls over the procedures for the conduct and scheduling of stockholder meetings; and
•
advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

These provisions, singly or together, could delay hostile takeovers and changes in control of us or changes in our board of directors and management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.  Any provision of our Charter or Bylaws, or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

          MidCap Warrant

As of the date of this prospectus, there is a warrant outstanding exercisable for 373,626 shares of common stock (the “Warrant”).

The Warrant was originally issued in connection with a loan and security agreement between us and MidCap.  Pursuant to the terms of the Warrant Agreement, the Warrant entitles the registered holder to purchase 373,626 shares of our common stock at a per share price of $1.82, subject to adjustment as discussed below.  The Warrant may be exercised only for a whole number of shares of our common stock.  The Warrant is exercisable and will expire on September 30, 2031, which shall be automatically exercised on a “cashless” basis upon expiration if the fair market value of our common stock is greater than the exercise price of the Warrant on the expiration date of the Warrant.

The Warrant provides that the holder thereof may elect to exercise the warrant on a net “cashless” basis at any time prior to the expiration thereof.  Pursuant to a registration rights agreement, we agreed to file a registration statement covering the resale of the shares underlying the Warrant by November 14, 2021.

In connection with a Merger Event (defined below) that is a Liquid Sale (defined below) where the value per share of our common stock is greater than the exercise price then in effect, the Warrant shall, on and after the closing of the Merger Event, automatically and without further action on the part of any party or other person, represent the right to receive, in lieu of the shares of our common stock that are issuable under the Warrant Agreement as of immediately prior to the closing of such Merger Event, the consideration payable on or in respect of such shares of our common stock less the amount equal to then-effective exercise price multiplied by the number of shares of our common stock as to which the Warrant is then exercised (such amount being the “purchase price”) for all such shares of our common stock (such consideration to include both the consideration payable at the closing of such Merger Event and all deferred consideration payable thereafter, if any, including, but not limited to, payments of amounts deposited at such closing into escrow and payments in the nature of earn-outs, milestone payments or other performance-based payments), and such Merger Event consideration shall be paid to the holder of the Warrant as and when it is paid to the holders of the outstanding shares of our common stock; provided, however, in the event of a Merger Event that is an arm’s length sale of all or substantially all of our assets (and only its assets) to a third party that is not an affiliate of us (a “True Asset Sale”), the holder of the Warrant may either (a) exercise its conversion or purchase right under the Warrant and such exercise will be deemed effective immediately prior to the consummation of such Merger Event, or (b) permit the Warrant to continue for the term of the Warrant Agreement if we continue as a going concern following the closing of any such True Asset Sale.  In connection with a Merger Event that is not a Liquid Sale, we shall cause the successor or surviving entity to assume the Warrant Agreement and our obligations thereunder on the closing thereof, and thereafter the Warrant shall be exercisable for the same number, class, and type of securities or other property as the holder of the Warrant would have received in consideration for the shares of our common stock issuable under the Warrant Agreement had it exercised the Warrant in full as of immediately prior to such closing, at an aggregate exercise price no greater than the aggregate exercise price in effect as of immediately prior to such closing, and subject to further adjustment from time to time in accordance with the provisions of this Agreement.  This provision shall similarly apply to successive Merger Events.  For purposes of this section of the Prospectus:

•
A “Merger Event” means any of the following:  (i) a sale, lease or other transfer of all or substantially all of our assets, (ii) any merger or consolidation involving us in which we are not the surviving entity or in which our outstanding shares of capital stock are otherwise converted into or exchanged for shares of capital stock or other securities or property of another entity or converted into the right to receive cash, or (iii) any sale by holders of our outstanding voting equity securities in a single transaction or series of related transactions of shares constituting a majority of the outstanding combined voting power of us; and

•
A “Liquid Sale” means the closing of a Merger Event in which the consideration received by us and/or our stockholders, as applicable, consists solely of cash and/or securities meeting all of the following requirements:

o
the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and is then current in its filing of all required reports and other information under the Act and the Exchange Act;

o
the class and series of shares or other security of the issuer that would be received by the holder of the Warrant in connection with the Merger Event were the holder to exercise the Warrant on or prior to the closing thereof is then traded on a national securities exchange or over-the-counter market; and

o
following the closing of such Merger Event, the holder of the Warrant would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by the holder in such Merger Event were the holder to exercise the Warrant in full on or prior to the closing of such Merger Event, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Merger Event.

Except for Merger Events discussed above, if we at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under the Warrant Agreement exist into the same or a different number of securities of any other class or classes of securities, the Warrant Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under the Warrant Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change.  This provision shall similarly apply to successive combination, reclassification, exchange, subdivision or other change.

If we at any time shall combine or subdivide our common stock, (i) in the case of a subdivision, the exercise price of the Warrant shall be proportionately decreased and the number of shares for which the Warrant is exercisable shall be proportionately increased, or (ii) in the case of a combination, the exercise price of the Warrant shall be proportionately increased and the number of shares for which the Warrant is exercisable shall be proportionately decreased.

If we at any time while the Warrant Agreement is outstanding and unexpired shall pay a dividend with respect to the outstanding shares of our common stock payable in additional shares of our common stock, then the exercise price of the Warrant shall be adjusted to that price determined by multiplying the exercise price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of shares of our common stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of our common stock outstanding immediately after such dividend or distribution, and the number of shares of our common stock for which the Warrant is exercisable shall be proportionately increased.

If we at any time while the Warrant Agreement is outstanding and unexpired shall make any other dividend or distribution on or with respect to our common stock, except any dividend or distribution (i) in cash, or (ii) specifically provided for in any other clause of the Warrant Agreement, then, in each such case, provision shall be made by us such that the holder of the Warrant shall receive upon exercise or conversion of the Warrant a proportionate share of any such distribution as though it were the holder of our common stock (or other stock for which our common stock is convertible) as of the record date fixed for the determination of our stockholders entitled to receive such distribution.

          MidCap Credit Facility

On September 30, 2021, we entered into an $8.0 million senior secured credit facility (the “Credit Facility”) with MidCap pursuant to that certain Credit and Security Agreement with MidCap as agent and the lenders party thereto (the “MidCap Credit Agreement”), of which the full amount was drawn by us on September 30, 2021.  Borrowings under the Credit Facility bear interest at a rate per annum equal to LIBOR (with a LIBOR floor rate of 0.50%) plus 7.50%.  We are obligated to make only interest payments (payable monthly in arrears) through September 30, 2024.  Commencing on October 1, 2024 and continuing for the remaining twenty-four months of the facility, we will be required to make monthly interest payments and monthly principal payments based on the amortization schedule set forth in the MidCap Credit Agreement, subject to certain adjustments as described in the MidCap Credit Agreement.  The final maturity date under the MidCap Credit Agreement is September 1, 2026, unless earlier terminated.

Further, the MidCap Credit Agreement contains a quarterly financial covenant that requires us to not have less than $24.0 million of net revenue (raised to $30.0 million by December 31, 2023) for the trailing 12-month period as of September 30, 2021, with compliance measured on the last day of each fiscal quarter beginning on September 30, 2021.  Further, there are additional covenants that, among other things, restrict our ability and certain of our subsidiaries to (i) incur, assume or guarantee additional indebtedness; (ii) pay dividends or redeem or repurchase capital stock; (iii) make other restricted payments; (iv) incur liens; (v) redeem debt that is junior in right of payment to the Credit Facility; (vi) sell or otherwise dispose of assets, including capital stock of subsidiaries; (vii) enter into mergers or consolidations; and (viii) enter into transactions with affiliates.  These covenants are subject to a number of exceptions and qualifications.

PLAN OF DISTRIBUTION
 Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Stock Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling securities:

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM‑2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.  In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the issuance of the securities offered hereby and other certain legal matters will be passed upon Stevens & Lee, P.C., Philadelphia, Pennsylvania.

EXPERTS

The consolidated balance sheets of STRATA Skin Sciences, Inc. and Subsidiary as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, included in the 2020 Annual Report on Form 10-K, and the related notes, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon which is incorporated herein by reference.  Such financial statements have been incorporated by reference in reliance upon the report pertaining to such financial statements of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission under the Securities Act with respect to the shares of our common stock offered by this prospectus.  This prospectus is part of that registration statement and does not contain all the information included in the registration statement.

For further information with respect to our common stock and us, you should refer to the registration statement, its exhibits and the material incorporated by reference therein.  Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission.  Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete.  In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document.  The registration statement may be obtained from the web site that the Securities and Exchange Commission maintains at http://www.sec.gov.  We file annual, quarterly and current reports and other information with the Securities and Exchange Commission.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information in the documents incorporated by reference is considered to be part of this prospectus.  Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.  We have filed or may file the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing:

•	our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on March 25, 2021;
•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, as filed with the SEC on May 13, 2021, June 30, 2021, as filed with the SEC on August 16, 2021, and September 30, 2021, as filed with the SEC on November 12, 2021;

•
Our Current Reports on Form 8-K and/or their amendments as filed with the SEC on January 4, 2021, January 12, 2021, March 1, 2021, March 9, 2021, March 15, 2021, March 24, 2021, April 12, 2021, May 12, 2021, July 7, 2021, August 17, 2021, August 20, 2021, October 4, 2021, October 18, 2021 October 28, 2021, November 10, 2021, December 9, 2021 and January 10, 2022; and

•	the description of our Capital Stock set forth in Form 8-A, as filed with the SEC on August 8, 2005, and as it may be further amended from time to time.

In addition, all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before the termination or completion of this offering of our securities shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not to be considered “filed” under the Securities Exchange Act of 1934, as amended.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement.  Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.  None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit thereto, that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document.  Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting STRATA Skin Sciences, Inc., 5 Walnut Grove Drive, Suite 140, Horsham, Pennsylvania, Attention: General Counsel.  The Company can be reached via telephone at (215) 619-3200.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by Section 145 of the General Corporation Law of Delaware and our amended and restated bylaws.  We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

STRATA Skin Sciences, Inc.

358,367 Shares of Common Stock

____________________________

PROSPECTUS

____________________________

____________________________

________________, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

          Item 14.          Other Expenses of Issuance and Distribution

The following table sets forth the Company’s estimates (other than the SEC registration fee) of the expenses in connection with the issuance and distribution of the securities being registered.

Amount
SEC registration fee	$45
Printing expenses	$(1)
Legal fees and expenses	$(1)
Accounting fees and expenses	$(1)
Transfer agent fees and expenses	$(1)
Miscellaneous	$(1)
Total	$(1)

(1)	These fees are calculated based on the securities offered and the number of issuance and accordingly cannot be estimated at this time.

          Item 15.          Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation, as amended, provides that to the fullest extent permitted by the DGCL, a director shall not be personally liable to the Company or its stockholders for monetary damages for monetary damages for breach of fiduciary duty as a director.  The Company may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or serves or served at any other enterprise as a director, officer or employee at the request of the Company.  Article V of our amended and restated by-laws provides that we shall indemnify our directors and officers, or former directors and officers, against any and all expenses and liabilities, to the fullest extent permitted by the DGCL.

We have entered into agreements to indemnify our directors and officers.  These agreements, among other things, will indemnify and advance expenses to our directors and officers for all expenses, including, but not limited to, attorney’s fees, witness fees, damages, judgments, fines, penalties and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, or any other company or enterprise to which the person provides services at our request.

          Item 16.          Exhibits

The following exhibits are filed with this Registration statement.

Exhibit Number	Description of Document
3.1
Fifth Amended and Restated Certificate of Incorporation of STRATA Skin Sciences, Inc., incorporated by reference to Exhibit 3.1 contained in our Registration Statement on Form S-3 (File No. 333-258814), as filed with the SEC on August 13, 2021).

3.2	Fourth Amended and Restated Bylaws of STRATA Skin Sciences, Inc., incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K, as filed with the SEC on January 8, 2016.
5.1	Opinion of Stevens & Lee, P.C.*
10.1
Asset Purchase Agreement, dated as of January 10, 2022, among STRATA Skin Sciences, Inc., Theravant Corporation and certain other signatories thereto, incorporated by reference to Exhibit 10.1 contained in our Current Report on Form 8-K, as filed with the SEC on January 10, 2022.

23.1	Consent of Marcum LLP*
23.2	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1)*
24.1	Power of Attorney (included in Part II of this Registration Statement)*

*  Filed herewith.

          Item 17.          Undertakings

(a)          The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

(d)          If and when applicable, the undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Horsham, Pennsylvania on the 13th day of January, 2022.

STRATA SKIN SCIENCES, INC.

By:          /s/ Robert J. Moccia
Robert J. Moccia
Chief Executive Officer (Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of STRATA Skin Sciences, Inc. constitutes and appoints Robert J. Moccia, Christopher Lesovitz or Jay Sturm as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that the said attorney-in-fact and agent, or his substitute or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert J. Moccia Robert J. Moccia	Chief Executive Officer and Director (Principal Executive Officer)	January 13, 2022
/s/ Christopher Lesovitz Christopher Lesovitz	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 13, 2022
/s/ William D. Humphries William D. Humphries	Director, Chairperson of the Board of Directors	January 13, 2022
/s/ Uri Geiger Uri Geiger	Director	January 13, 2022
/s/ Samuel Rubinstein Samuel Rubinstein	Director	January 13, 2022
/s/ Nachum Shamir Nachum Shamir	Director	January 13, 2022
/s/Douglas Strang Douglas Strang	Director	January 13, 2022